Exhibit 10.10

DATED 1st April 2023

AGREEMENT

between

GLAM Finance Limited

as principal

and

GLAM Capital Limited

as introducer

1

This agreement is dated 1st April 2023

Parties

(1)	GLAM Finance Limited incorporated and registered in Hong Kong, whose registered office is at Rooms 908-911, Nan Fung Tower, 173 Connaught Road, Sheung Wan, Hong Kong (Principal)

(2)	GLAM Capital Limited incorporated and registered in Hong Kong, whose registered office is at Rooms 908-911, Nan Fung Tower, 173 Connaught Road, Sheung Wan, Hong Kong (Introducer)

BACKGROUND

(A)	The Introducer has a large number of contacts, and can make further contacts that may be interested in subscribing notes issued by the Principal.

(B)	The Principal wishes to be introduced to such contacts, and is willing to pay the Introducer a commission on the terms of this agreement, for successful introduction that result in note subscriptions.

(C)	The Introducer is willing to introduce contacts to the Principal in return for fees as specified in this agreement.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Business Day: a day other than a Saturday, Sunday or public holiday in Hong Kong when banks in Hong Kong are open for business.

Commencement Date: has the meaning given to it in clause 7.

Commission: has the meaning given to it in clause 3.1.

Introduction: the provision to the Principal of the contact details of an employee or authorised representative of a Prospective Subscriber that knows one or more individuals at the Introducer and is of sufficient seniority to authorise or recommend the subscription of notes from the Principal. Introduce, Introduces, and Introduced shall be interpreted accordingly.

2

Introduction Date: for each Prospective Subscriber, the date during the term of this agreement on which the Introducer first Introduces such Prospective Subscriber to the Principal.

Introduction Period: for each Prospective Subscriber, ONE YEAR from the Introduction Date.

Quarter: each period of three calendar months ending on 31 March, 30 June, 30 September and 31 December.

Prospective Subscriber: a person that (a) is Introduced or re-Introduced by the Introducer to the Principal pursuant to this agreement, (b) has the financial capacity and meets all regulatory requirements to potentially subscribe to the notes issued by the Principal; (c) falls into one of the following categories: (x) has not previously subscribed to the notes issued by the Principal; or (y) is an existing subscriber who, following the Introducer’s efforts, expresses interest in or engages in discussion regarding a new or additional subscription of notes issued by the Principal, and (d) expresses interest in or engages in discussion regarding the potential subscription or re-subscription of notes issued by the Principal within 12 months of the Introduction or re-Introduction.

Relevant Contract: a contract for the subscription of notes during the Introduction Period between the Principal and a Prospective Subscriber that was Introduced by the Introducer.

Territory: Hong Kong

1.2	Headings. Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	Person. A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	Schedules. The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	Company. A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Singular and plural. Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Gender. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

3

1.8	Successors and assigns. This agreement shall be binding on, and be for the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that paiiy’s personal representatives, successors and permitted assigns.

1.9	Legislative references. Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision is a reference to it as amended, extended or re- enacted from time to time.

1.10	Writing. A reference to writing or written includes fax and e-mail.

1.11	“Including”. Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.12	Clauses and schedules. References to clauses are to the clauses of this agreement.

2.	Introductions

2.1	Appointment. The Principal appoints the Introducer on a non-exclusive basis to identify Prospective Subscribers for the Principal in the Territory and to make Introductions of such persons on the terms of this agreement.

2.2	List of Prospective Subscribers. The Principal and the Introducer shall jointly agree in writing the Prospective Subscribers (including any class or group of Prospective Subscribers) in respect of whom the Introducer shall seek to make Introductions before the Introducer approaches such Prospective Subscribers or makes any Introductions in respect of them.

2.3	Duties of Introducer.

(a)	Good faith. The Introducer shall serve the Principal faithfully and diligently and shall not allow its interests to conflict with its duties under this agreement;

(b)	Introductions. The Introducer shall use its best endeavours to make Introductions of Prospective Subscribers agreed pursuant to clause 2.2;

(c)	Compliance with instructions. The Introducer shall comply with all reasonable and lawful instructions of the Principal.

2.4	Limited scope of authority.

(a)	No authority to bind. The Introducer shall have no authority, and shall not hold itself out, or permit any person to hold itself out, or otherwise create the impression that it is authorised to bind the Principal in any way, and shall not do any act which might reasonably create the impression that the Introducer is so authorised.

4

(b)	No authority to contract or negotiate. The Introducer shall not make or enter into any contracts or commitments or incur any liability for or on behalf of the Principal, including the price for them, and shall not negotiate any terms with Prospective Subscribers.

2.5	Obligation to disclose limits on authority. The Introducer shall disclose to each Prospective Subscriber that it is an introduction agent of the Principal and that it has no authority or ability to negotiate or vary the terms of the subscription note or enter into any contract on behalf of the Principal.

2.6	Marketing material. The Introducer shall not produce any marketing material for the Principal’s services or use the Principal’s name, logo or trade marks on any marketing material for the subscription of notes without the prior written consent of the Principal. Where the Principal gives such consent, the Introducer shall comply with all instructions that the Principal makes available regarding the use of the Principal’s name, logo and trade marks.

2.7	Consequential introductions. Where a Prospective Subscriber is Introduced by the Introducer, and the Prospective Subscriber then introduces the Principal to a third party that subscribe notes from the Principal, the Introducer shall not, by virtue of such initial Introduction, be deemed to have Introduced the third party to the Principal.

3.	Commission and payment

3.1	Commission entitlement. The Introducer shall be entitled to Commission if a Prospective Subscriber Introduced by the Introducer enters into a Relevant Contract.

3.2	Commission rate. The amount of commission payable shall be at the rate of 2% of the total face value of the notes subscribed by each Prospective Subscriber under each Relevant Contract (as it may be renewed, extended or amended) (Commission).

3.3	Duty on Principal to disclose commission data. The Principal shall promptly notify the Introducer in writing of the following:

(a)	the date it enters into a Relevant Contract; and

(b)	the total face value of the notes subscribed by each Prospective Subscriber under it;

no later than 3 Business Days after it enters into such Relevant Contract.

3.4	Due date for commission. Except where the procedures set out in clause 3.5 and clause 3.6 below have been followed, all Commission payable pursuant to clause 3.2 shall be due to the Introducer (whether invoiced or not) in four equal quarterly instalments, each payable within 30 days of the last day of each Quaiier.

5

3.5	Commission statement. The Principal shall within 7 days of the end of the Quarter send to the Introducer a written statement setting out, in respect of such Qumier, and in respect of each Relevant Contract:

(a)	the Commission payable to the Introducer;

(b)	the total face value of the notes subscribed by each Prospective Subscriber; and

(c)	how the Commission and each Commission instalment has been calculated.

3.6	Invoicing of Commission. The Introducer shall invoice the Principal for the Commission payable in accordance with the Principal’s statement submitted pursuant to clause 3.5, in which case, notwithstanding clause 3.4 above, the due date for payment by the Principal of such Commission shall be 30 days from date of receipt of invoice.

3.7	Currency of Commission. Commission shall be payable to the Introducer in Hong Kong dollars.

3.8	Taxes. All sums payable under this agreement:

(a)	are exclusive of value added tax or other applicable tax, which shall be added to the sum in question;

(b)	shall be paid in full without any deductions (including deductions in respect of items such as income, corporation, or other taxes, charges and/or duties) except where the payer is required by law to deduct withholding tax from sums payable to the payee. If the payer is required by law to deduct withholding tax, then the payer and the payee shall co-operate in all respects and take all reasonable steps necessary to:

(i)	lawfully avoid making any such deductions; or

(ii)	enable the payee to obtain a tax credit in respect of the amount withheld.

3.9	Interest on late payments. If the Principal fails to make any payment due to the Introducer under this agreement by the due date for payment, then the Principal shall pay interest on the overdue amount at the rate of 1% per annum. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The Principal shall pay the interest together with the overdue amount.

3.10	Accounts and records. The Principal shall keep separate accounts and records giving correct and adequate details of:

(a)	all Relevant Contracts entered into by the Principal, and

(b)	all payments received under them.

6

The Principal shall permit the duly appointed representatives of the Introducer at all reasonable times, but no more than once in any 12 month period, to inspect all such accounts and records and to take copies of them. For the avoidance of doubt, all rights in such records (including database right and copyright) shall belong to the Principal.

3.11	Disputes about Commission. If any dispute arises as to the amount of Commission payable by the Principal to the Introducer, the same shall be referred to the Principal’s auditors for settlement and their decision, save in the case of manifest error, shall be final and binding on both parties.

3.12	Exclusions from Commission. No Commission or other compensation shall be payable where the Principal contracts with a third party in the circumstances described in clause 2.7.

3.13	Continuing obligation to pay Commission. Termination of this agreement, howsoever arising, shall not affect the continuation in force of this clause 3 and the Principal’s obligation to pay Commission to the Introducer in accordance with it.

4.	Obligations of the Principal

4.1	Good faith. The Principal shall at all material times act in good faith towards the Introducer.

4.2	Provision of information. The Principal shall provide the Introducer at all material times with the information the Introducer reasonably requires to perform its duties, including marketing information for and details of the issuance of notes, and information about the Principal.

4.3	Payment of expenses. The Principal shall not be responsible for any expenses incurred by the Introducer unless such expenses have been agreed by the Principal in writing, in advance.

5.	Compliance

5.1	Compliance. Each party shall at its own expense comply with all laws and regulations relating to its activities under this agreement, as they may change from time to time, and with any conditions binding on it in any applicable licences, registrations, permits and approvals.

6.	Limitation of liability

6.1	Unlimited liability. Nothing in this agreement shall limit or exclude the liability of either party for:

(a)	Fraud. Fraud or fraudulent misrepresentation.

7

(b)	Unlawful liability restrictions. Any matter in respect of which it would be unlawful to exclude or restrict liability.

6.2	No limitations in respect of deliberate default. Neither party may benefit from the limitations and exclusions set out in this clause in respect of any liability arising from its deliberate default.

7.	Commencement and duration

This agreement shall commence on the date when it has been signed by all the parties (Commencement Date) and shall continue, unless terminated earlier in accordance with clause 8, until either patty gives to the other party one month written notice to terminate.

8.	Termination

8.1	Termination on notice. Without affecting any other right or remedy available to it, either patty may terminate this agreement with immediate effect by giving written notice to the other party if:

(a)	the other patty fails to pay any amount due under this agreement on the due date for payment and remains in default not less than 30 days after being notified in writing to make such payment;

(b)	the other patty commits a material breach of any term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 7 days after being notified in writing to do so;

(c)	the other party repeatedly breaches any of the terms of this agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this agreement;

(d)	the other patty suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

(e)	the other party’s financial position deteriorates so far as to reasonably justify the opinion that its ability to give effect to the terms of this agreement is in jeopardy.

8.2	Termination for breach of compliance obligations. The Principal may terminate this agreement on notice with immediate effect if the Introducer is in material breach of its compliance obligations in clause 5.

8

8.3	Material breach. For the purposes of this agreement, “material breach” means a breach (including an anticipatory breach) that is serious in the widest sense of having a serious effect on the benefit which the terminating party would otherwise derive from a substantial portion of this agreement over the term of this agreement. In deciding whether any breach is material no regard shall be had to whether it occurs by some accident, mishap, mistake or misunderstanding.

9.	Consequences of termination

9.1	Clauses to remain in force on termination. Any prov1s1on of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this agreement.

9.2	Accrued rights. Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

10.	General

10.1	Assignment and other dealings.

(a)	The Principal may at any time assign, mmigage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement.

(b)	The Introducer shall not assign, transfer, mmigage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement.

10.2	Confidentiality.

(a)	Each party unde1iakes that it shall not at any time during this agreement, and for a period of one years after termination or expiry of this agreement, disclose to any person any confidential information concerning the business, assets, affairs, customers, clients or suppliers of the other paiiy, except as permitted by clause 10.2(b).

(b)	Each paiiy may disclose the other party’s confidential information:

(i)	to its employees, officers, representatives, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the paiiy’s rights or carrying out its obligations under or in connection with this agreement.; and

(ii)	as may be required by law, a comi of competent jurisdiction or any governmental or regulatory authority.

9

(c)	No party may use any other patty’s confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this agreement.

10.3	Entire agreement.

(a)	This agreement constitutes the entire agreement between the patties.

(b)	Each party acknowledges that in entering into this agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it has no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

10.4	Variation. No variation of this agreement shall be effective unless it is in writing and signed by the parties.

10.5	Waiver.

(a)	A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

(b)	A delay or failure to exercise, or the single or partial exercise of, any right or remedy does not waive that or any other right or remedy, nor does it prevent or restrict the further exercise of that or any other right or remedy.

10.6	Severance.

(a)	If any provision or patt-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

(b)	If any provision or pmt-provision of this agreement is deemed deleted under clause 10.6(a), the patties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

10.7	Notices.

(a)	Any notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or by pre-paid registered post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case)

(b)	Any notice shall be deemed to have been received:

(i)	if delivered by hand, at the time the notice is left at the proper address; or

(ii)	if sent by pre-paid registered post or other next working day delivery service, at 9.00 am on the second Business Day after posting.

(c)	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

10.8	Governing law. This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with tl-ie law of Hong Kong.

10.9	Jurisdiction. Each patty irrevocably agrees that the courts of Hong Kong shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

10

Signed by	)

Chow Ka Keung	)
as its director for and on behalf of	)
the Principal	)
	)	Director
)
)
)

Signed by	)

Chow Ka Keung	)
as its director for and on behalf of	)
the Introducer	)
	)	Director
)
)
)

11